Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

The Andersons, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares	Other	270,000 (1)	$55.64	$15,021,450	$0.0001476	$2,217.17
Total Offering Amounts					$15,021,450		$2,217.17
Total Fee Offsets							—
Net Fee Due							$2,217.17

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)   Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The amount of the registration fee is based on a price of $55.64 per Common Share, which is the average of the high and low prices of the registrant’s Common Shares as reported by the Nasdaq Global Select Market on December 21, 2023.